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                                                                     EXHIBIT 8.2

      [LETTERHEAD OF BRAUNER BARON ROSENZWEIG & KLEIN, LLP APPEARS HERE]


                               January 24, 1997


Edge Petroleum Corporation
Texaco Heritage Plaza
1111 Bagby, Suite 2100
Houston, TX 77002

Ladies and Gentlemen:

        The Combination Agreement among Old Edge Corporation ("Old Edge"), Edge Group II Limited Partnership (Edge Group II), Edge Group Partnership ("Edge Group"), Gulfedge Limited Partnership ("Gulfedge"), Edge Mergeco, Inc. ("Mergeco"), and Edge Petroleum Corporation (the "Company"), dated December 3, 1996, as amended (the "Combination Agreement") provides for (i) a merger of Mergeco with and into Old Edge, (ii) an exchange offer to the general and limited partners of Edge Group II, (iii) an exchange offer to the limited partners of Gulfedge and (iv) a purchase offer to Edge Group (such transactions collectively referred to as the "Combination Agreement Transactions").

        We have examined the Combination Agreement, the Proxy Statement, the certificates of the Company, Old Edge, Edge Group II, Edge Group, Gulfedge, and Mergeco (the "Certificates") delivered for purposes of this opinion, and such other documents and partnership records as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have assumed (i) the Combination Agreement Transactions will be consummated in the manner contemplated in the Proxy Statement and in accordance with the provisions of the Combination Agreement, (ii) the statements concerning the Combination Agreement Transactions set forth in the Joint Proxy and Consent Solicitation Statement/Prospectus (the "Proxy Statement"), included in the Company's Registration Statement on Form S-4, as amended (the "Registration Statement"), filed with Securities and Exchange Commission under the Securities Act of 1933, as amended, are accurate and complete, and (iii) the representations made to us in the Certificates are accurate and complete.

        Based on certain assumptions set forth therein, the statements of legal conclusion set forth under the heading "Material Federal Income Tax Consequences" in the Proxy Statement relating to the tax consequences to the General Partners of Edge Group II of the
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receipt of the GP's Management Fee Shares (as defined in the Proxy Statement), reflect our opinion on the material tax consequences to the General Partners of Edge Group II from their receipt of the GP's Management Fee Shares based on the Internal Revenue Code of 1986 and applicable regulations thereunder, both as in effect on the data hereof, and on reported judicial decisions.

        We hereby consent to the filing of this opinion as Exhibit 8 to the Registration Statement and to the references to this Firm in the sections captioned "Material Federal Income Tax Consequences" and "Legal Matters" in the Proxy Statement. In giving this consent, we do not thereby admit that we come within the category of a person whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                    Very truly yours,

                                    /s/ Brauner Baron Rosenzweig & Klein, LLP
                                    -----------------------------------------
                                    Brauner Baron Rosenzweig & Klein, LLP